Exhibit 99.1

Investor Relations inquiries:	Media inquiries:
Jerome Holland	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4021	510.628.4534
jholland@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES THIRD QUARTER EPS OF $0.58 AND PROVIDES OUTLOOK FOR THE FOURTH QUARTER 2016

•	Net Income of $25.0 million versus $41.5 million in 3Q15; EPS of $0.58 vs $0.94 in 3Q15
•	EBITDA of $80.8 million versus $100.8 million in 3Q15
•	3Q16 Hawaii and Alaska volume lower than expected due to weaker market conditions
•	4Q16 Ocean Transportation operating income expected to be approximately 15 percent lower YOY

HONOLULU, Hawaii (November 7, 2016) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $25.0 million, or $0.58 per diluted share for the quarter ended September 30, 2016.  Net income for the quarter ended September 30, 2015 was $41.5 million, or $0.94 per diluted share.  The Company’s third quarter 2015 results were negatively impacted by $10.0 million of additional selling, general and administrative expenses related to the Company’s acquisition of Horizon Lines, Inc. (the “Horizon Acquisition”) in excess of the Company’s incremental run-rate target, which reduced earnings per diluted share by $0.14.  Consolidated revenue for the third quarter 2016 was $500.4 million compared with $544.3 million reported for the third quarter 2015.

For the nine months ended September 30, 2016, Matson reported net income of $61.1 million, or $1.40 per diluted share compared with $76.4 million, or $1.74 per diluted share in 2015.  Results for the nine months ended September 30, 2015 were negatively impacted by $23.5 million of additional selling, general and administrative expenses related to the Horizon Acquisition and by $11.4 million for the Company’s settlement with the State of Hawaii to resolve all of the State’s claims arising from the discharge of molasses into Honolulu Harbor in September 2013 (the “Molasses Settlement”), which together reduced earnings per diluted share by $0.46.  Consolidated revenue for the nine-month period ended September 30, 2016 was $1,422.3 million, compared with $1,390.1 million in 2015.

Matt Cox, Matson’s President and Chief Executive Officer, commented, “Matson's third quarter results came in below our expectations.  In Hawaii, there was a lull in container volume following healthy market growth in the first half of the year.  In Alaska, energy sector related macroeconomic headwinds and a lower seafood harvest drove Matson’s container volume below our expected levels.  Despite these challenges, we are encouraged by the strong demand for our highly differentiated expedited China service and our steady performance in Guam.  We made sizeable investments during the quarter that underscore our commitment and confidence in the long-term prospects for both Hawaii and Alaska.  Our acquisition of Span Alaska significantly expanded Matson Logistics' platform into freight forwarding and solidified Matson's position as a critical freight transportation provider to Alaska.  Following that we ordered two new ConRo ships, the Kanaloa Class, for delivery by mid-2020, that along with our Aloha Class containerships already under construction, will complete the renewal of our Hawaii fleet and allow for an optimal nine-ship deployment with significantly lower operating costs while ensuring superior reliability.”

Mr. Cox added, “For the balance of 2016, we expect our core businesses to continue generating strong cash flow which, combined with available capacity under our $400 million revolving credit facility and additional debt financings, will provide for our fleet renewal investments and the return of capital to shareholders.”

Third Quarter 2016 Discussion and Outlook for Fourth Quarter 2016

Ocean Transportation:

The Company’s third quarter 2016 Hawaii container volume declined year-over-year, primarily due to the absence of volume gains associated with a competitor’s service reconfiguration and service issues in the third quarter 2015, and a slower than expected growth environment.    Despite the lull in market volumes during the third quarter 2016, the Company continues to believe that the Hawaii economy is healthy and expects construction activity to support market growth in the future.  For the fourth quarter 2016, the Company expects its Hawaii container volume to be lower than the fourth quarter 2015, which benefitted from volume gains associated with a competitor’s service reconfiguration and related issues.

In China, the Company’s container volume in the third quarter 2016 was slightly lower year-over-year, as continued market softness in the first two months of the quarter was partially offset by increased demand for the Company’s expedited service offering related to the market dislocation that followed Hanjin Shipping’s bankruptcy filing on September 1, 2016.  The Company realized a sizeable rate premium in the third quarter 2016, but as expected, average freight rates were significantly lower than the third quarter 2015.  In the fourth quarter 2016, the Company expects higher container volume as its expedited service offering remains highly differentiated amid a challenged international container shipping market that continues to be plagued by chronic over-capacity.

In Guam, as expected, the Company’s container volume in the third quarter 2016 was modestly lower on a year-over-year basis, the result of competitive losses to a bi-weekly U.S. flagged containership service that commenced in January 2016.  In the fourth quarter 2016, the Company expects to experience continued modest competitive volume losses.

In Alaska, the Company’s container volume for the third quarter 2016 was lower than expected, declining more than 10 percent year-over-year as northbound freight volume was challenged by energy sector related macroeconomic headwinds and southbound volume was impacted by an unexpectedly lower seafood harvest in 2016.  For the fourth quarter 2016, the Company expects the ongoing muted economic activity in Alaska to result in container volume that approximates the level achieved in the fourth quarter 2015.

For the full year 2016, the Company’s terminal joint venture, SSAT, is expected to contribute profits lower than the $16.5 million contributed in 2015, primarily due to the absence of factors related to the clearing of international cargo backlog in the first half 2015 that resulted from the U.S. West Coast labor disruptions.

As a result, the Company expects fourth quarter 2016 Ocean Transportation operating income to be approximately 15 percent lower than the fourth quarter 2015 level of $43.6 million.

Logistics:  On August 4, 2016, Matson Logistics completed its previously announced acquisition of Span Alaska, a market leading provider of less-than container load freight consolidation and forwarding services to Alaska, for total consideration of $199.1 million (the “Span Alaska Acquisition”).  As a result, the Company expects its Logistics segment operating income for the full year 2016 to be approximately $11 million.

Interest Expense: The Company expects its interest expense in 2016 to be approximately $24 million, including interest related to the issuance of $200 million of 15-year senior unsecured notes on September 14, 2016, bearing interest at 3.14 percent.

Income Tax Expense: The Company expects its effective tax rate for the full year 2016 to be approximately 39 percent.

Capital Spending and Vessel Dry-docking: On August 25, 2016, Matson signed a contract with General Dynamics NASSCO to build two new combination container and roll-on/roll-off vessels for its Hawaii fleet at a contract price of $511 million for both vessels, with deliveries scheduled for the end of 2019 and mid-year 2020.  In the first nine months of 2016, the Company made capital expenditure payments of $67.3 million, capitalized vessel construction expenditures of $39.2 million, and dry-docking payments of $43.7 million.  For the full year 2016, the Company expects to make capital expenditure payments of approximately $90 million, capitalized vessel construction expenditures of approximately $96 million, and dry-docking payments of approximately $57 million.  For the full year 2016, the

Company expects depreciation and amortization to total approximately $136 million compared to $105.8 million in 2015, inclusive of dry-docking amortization of approximately $38 million expected in 2016 and $23.1 million in 2015.

Results By Segment

Ocean Transportation — Three months ended September 30, 2016 compared with 2015

	Three Months Ended September 30,
(dollars in millions)	2016	2015	Change
Ocean Transportation revenue	$398.0	$444.8	(10.5)%
Operating costs and expenses	355.3	375.9	(5.5)%
Operating income	$42.7	$68.9	(38.0)%
Operating income margin	10.7%	15.5%

Volume (Forty-foot equivalent units (FEU) except for automobiles) (1)
Hawaii containers	40,500	44,000	(8.0)%
Hawaii automobiles	17,700	17,800	(0.6)%
Alaska containers	18,300	20,500	(10.7)%
China containers	16,300	16,800	(3.0)%
Guam containers	6,200	6,500	(4.6)%
Micronesia/South Pacific containers	2,700	2,400	12.5%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

Ocean Transportation revenue decreased $46.8 million, or 10.5 percent, during the third quarter 2016 compared with the third quarter 2015.  This decrease was primarily due to lower fuel surcharge revenue, lower freight rates in the Company’s China service, and lower container volume in Hawaii, Alaska and Guam, partially offset by higher freight rates in Hawaii and Guam.

On a  year-over-year FEU basis, Hawaii container volume decreased by 8.0 percent primarily due the absence of volume gains attributed to a competitor's service reconfiguration and vessel mechanical failure in the prior year; Alaska volume decreased by 10.7 percent due to ongoing macroeconomic headwinds related to energy prices and a lower seafood harvest; China volume was 3.0 percent lower due to continued market softness; and Guam volume was 4.6 percent lower due to competitive losses associated with the launch of a competitor’s bi-weekly U.S. flagged containership service in January 2016.

Ocean Transportation operating income decreased $26.2  million, or 38.0  percent, during the third quarter 2016 compared with the third quarter 2015.  The decrease was primarily due to lower freight rates in China, and lower container volume in Hawaii and Alaska.  Partially offsetting these unfavorable year-over-year comparisons were the absence of selling, general and administrative expenses related to the Horizon Acquisition, and higher freight rates in Hawaii and Guam.

The Company’s SSAT terminal joint venture investment contributed $3.6 million during the third quarter 2016, compared to $4.5 million in the third quarter 2015.  The $0.9 million year-over-year decrease was primarily due to an increase in SSAT’s allowance for doubtful accounts receivable, partially offset by improved lift volume.

Ocean Transportation — Nine months ended September 30, 2016 compared with 2015

	Nine Months Ended September 30,
(dollars in millions)	2016	2015	Change
Ocean Transportation revenue (1)	$1,135.0	$1,097.0	3.5%
Operating costs and expenses (1)	1,025.4	952.8	7.6%
Operating income (1)	$109.6	$144.2	(24.0)%
Operating income margin (1)	9.7%	13.1%

Volume (Forty-foot equivalent units (FEU) except for automobiles) (2)
Hawaii containers	118,700	116,100	2.2%
Hawaii automobiles	56,200	51,500	9.1%
Alaska containers (1)	52,500	26,000	101.9%
China containers	43,400	48,400	(10.3)%
Guam containers	18,300	18,700	(2.1)%
Micronesia/South Pacific containers	6,900	6,300	9.5%

(1)	Includes Alaska operations from the date of Horizon Acquisition on May 29, 2015.
(2)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

Ocean Transportation revenue increased $38.0 million, or 3.5 percent, during the nine months ended September 30, 2016 compared with the nine months ended September 30, 2015.  This increase was primarily due to the inclusion of revenue from the Company’s acquired Alaska service for the full nine-month period and higher container volume and yield in Hawaii, partially offset by lower freight rates and container volume in the Company’s China service and lower fuel surcharge revenue.

On a year-over-year FEU basis, Hawaii container volume increased by 2.2 percent due to competitive gains associated with a competitors’ service reconfiguration in 2015 and modest market growth; Alaska volume increased due to the inclusion of a full nine-month period in 2016; China volume was 10.3 percent lower due to market softness and the absence of the high demand experienced in the first half of 2015 related to the U.S. West Coast labor disruptions; and Guam volume was 2.1 percent lower primarily due to competitive losses associated with the launch of a competitor’s bi-weekly U.S. flagged containership service in January 2016.

Ocean Transportation operating income decreased $34.6 million, or 24.0 percent, during the nine months ended September 30, 2016 compared with the nine months ended September 30, 2015.  The decrease was primarily due to lower freight rates and volume in the China service, higher vessel operating expenses related to the deployment of additional vessels in the Hawaii trade in the first half of 2016, and higher terminal handling expenses.  Partially offsetting these unfavorable items were the absence of selling, general and administrative expenses related to the Horizon Acquisition and costs related to the Molasses Settlement, and container volume and yield improvements in Hawaii.

The Company’s SSAT terminal joint venture investment contributed $9.2 million during the nine months ended September 30, 2016, compared to $13.1 million in the nine months ended September 30, 2015.  On a year-over-year basis, SSAT’s lift volume improved during the first nine months of 2016; however, the positive impact of lift volume was more than offset by the absence of the benefits related to the clearing of international cargo volume after the U.S. West Coast labor disruptions in the first half 2015 and by an increase in SSAT’s allowance for doubtful accounts receivable.

Logistics — Three months ended September 30, 2016 compared with 2015

	Three Months Ended September 30,
(dollars in millions)	2016	2015	Change
Logistics Revenue (1)	$102.4	$99.5	2.9%
Operating costs and expenses (1)	98.9	96.6	2.4%
Operating income (1)	$3.5	$2.9	20.7%
Operating income margin (1)	3.4%	2.9%

(1)	Logistics operating results include Span Alaska operating results from the date of acquisition on August 4, 2016.

Logistics revenue increased $2.9 million, or 2.9 percent, during the third quarter 2016 compared with the third quarter 2015.  This increase was primarily due to the inclusion of freight forwarding revenue from the Span Alaska Acquisition effective August 4, 2016, partially offset by lower fuel surcharge revenue and lower volume.

Logistics operating income increased $0.6 million during the third quarter 2016 compared with the third quarter 2015.  The increase was primarily due to the inclusion of freight forwarding operating results effective August 4, 2016 attributable to the Span Alaska Acquisition, partially offset by lower intermodal yield.

Logistics — Nine months ended September 30, 2016 compared with 2015

	Nine Months Ended September 30,
(dollars in millions)	2016	2015	Change
Logistics Revenue (1)	$287.3	$293.1	(2.0)%
Operating costs and expenses (1)	280.0	286.9	(2.4)%
Operating income (1)	$7.3	$6.2	17.7%
Operating income margin (1)	2.5%	2.1%

(1)	Logistics operating results include Span Alaska operating results from the date of acquisition on August 4, 2016.

Logistics revenue decreased $5.8 million, or 2.0 percent, during the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015.  The decrease was primarily the result of lower fuel surcharge revenue, largely offset by the inclusion of freight forwarding revenue from of the Span Alaska Acquisition.

Logistics operating income increased by $1.1 million during the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015, primarily due to the inclusion of freight forwarding operating results from the Span Alaska Acquisition, higher intermodal volume, and higher highway yield, partially offset by lower intermodal yield.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $9.1 million to $16.4 million during the nine months ended September 30, 2016.  Matson generated net cash from operating activities of $87.5 million during the nine months ended September 30, 2016, compared to $159.0 million in the first nine months of 2015.  Capital expenditures for the first nine months of 2016 totaled $106.5 million compared with $30.3 million in the first nine months of 2015.  In addition, during the third quarter 2016, Matson made net cash deposits of $110.9 million to its Capital Construction Fund (“CCF”) which is expected to be used to fund vessel construction progress payments.  Total debt increased by $382.5 million during the first nine months of 2016 to $812.4 million as of September 30, 2016, of which $786.1 million was long-term debt.  On September 14, 2016, Matson issued $200 million in privately placed 15-year final maturity senior unsecured notes (the “Notes”) pursuant to a previously announced commitment letter.  The Notes have a weighted average life of approximately 8.5 years and bear interest at a rate of 3.14 percent, payable semi-annually.  Proceeds from the Notes were used to pay down the Company’s revolving credit facility and for general corporate purposes.

For twelve months ended September 30, 2016, Matson’s Net Income, Cash Flow from Operations, and EBITDA were $87.7 million, $173.8 million, and $292.4 million, respectively.  The ratio of Matson’s Net Debt to last twelve month EBITDA was 2.3 as of September 30, 2016.

During the third quarter 2016, Matson repurchased 137,311 shares of common stock at an average price of $34.91 per share.  Since the inception of the share repurchase program in November 2015 and as of November 4, 2016, Matson had repurchased a total of 1,127,612 shares of common stock at an average price of $37.94 per share.  An additional 1,872,388 shares are authorized for repurchase under the program.

Subsequent Events

On October 27, 2016, the Company entered into a private placement commitment letter under which it expects to issue $75 million of 11-year final maturity senior unsecured notes (the “11-year Notes”) within 90 days, subject to entering into definitive documentation and satisfying other customary closing conditions.  The 11-year Notes are expected to have a weighted average life of approximately 8 years, a fixed interest rate of 3.37 percent, and financial and other covenants that are substantially the same as the covenants in the Company's existing outstanding senior unsecured notes.  Proceeds of the 11-year Notes are expected to be used to pay down the Company’s revolving credit facility and for general corporate purposes.

Also on October 27, 2016, Matson’s Board of Directors’ declared a cash dividend of $0.19 per share payable on December 1, 2016 to all shareholders of record as of the close of business on November 10, 2016.

Teleconference and Webcast

A conference call is scheduled today at 5:30 p.m. EST when Matt Cox, President and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s third quarter 2016 results.

Date of Conference Call:	Monday, November 7, 2016

Scheduled Time:	5:30 p.m. EST / 2:30 p.m. PST / 12:30 p.m. HST

Participant Toll Free Dial In #:	1-877-312-5524

International Dial In #:	1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company's website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through November 14, 2016 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 98030786.  The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com; Investor Relations.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company's fleet of 22 owned vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, and less-than-container load freight consolidation and forwarding to Alaska.  Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”) and Net Debt/EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, operating income and cash flow expectations, fleet renewal progress, expenses, rate premiums and market conditions in the China service, trends in volumes, construction activity in Hawaii, economic conditions in Alaska, vessel deployments, the absence of an international cargo backlog that existed in 2015, tax rates, the expected costs and benefits of the acquisition of Span Alaska, and effective tax rates.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; timing of the installation of exhaust gas scrubbers on vessels and the operation of such scrubbers; the ability of the shipyards to construct and deliver the Aloha Class and Kanaloa Class vessels on the contemplated timeframes; consummating and integrating acquisitions, including the continuing integration of Span Alaska; failure to realize the synergies and other benefits expected from the transaction; changes in general economic and/or industry-specific conditions; changes in the economic condition of Alaska; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; fuel prices and availability; conditions in the financial markets; changes in our credit profile and our future financial performance; the timing, amount and manner of share repurchases and the ability to return capital to shareholders through the share repurchase program; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; the potential for changes in the Company’s operations or regulatory compliance obligations and potential governmental agency claims, disputes, legal or other proceedings, fines, penalties, natural resource damages, inquiries or investigations or other regulatory actions relating to the removal of the molasses tank farm and pier risers at Sand Island Terminal; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per-share amounts)	2016	2015	2016	2015
Operating Revenue:
Ocean Transportation	$398.0	$444.8	$1,135.0	$1,097.0
Logistics	102.4	99.5	287.3	293.1
Total Operating Revenue	500.4	544.3	1,422.3	1,390.1

Costs and Expenses:
Operating costs	411.4	424.8	1,177.7	1,107.5
Equity in income of related party Terminal Joint Venture	(3.6)	(4.5)	(9.2)	(13.1)
Selling, general and administrative	46.4	52.2	136.9	145.3
Total Costs and Expenses	454.2	472.5	1,305.4	1,239.7

Operating Income	46.2	71.8	116.9	150.4
Interest expense	(6.0)	(4.7)	(17.4)	(13.6)
Income before Income Taxes	40.2	67.1	99.5	136.8
Income tax expense	(15.2)	(25.6)	(38.4)	(60.4)
Net Income	$25.0	$41.5	$61.1	$76.4

Basic Earnings Per-Share:	$0.58	$0.95	$1.42	$1.76
Diluted Earnings Per-Share:	$0.58	$0.94	$1.40	$1.74

Weighted Average Number of Shares Outstanding:
Basic	42.8	43.5	43.1	43.5
Diluted	43.2	44.0	43.5	44.0

Cash Dividends Per-Share	$0.19	$0.18	$0.55	$0.52

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In millions)	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$16.4	$25.5
Other current assets	294.0	252.4
Total current assets	310.4	277.9
Long-term Assets:
Investment in related party Terminal Joint Venture	75.8	66.4
Property and equipment, net	908.1	860.3
Goodwill	324.1	241.6
Intangible assets, net	239.1	139.1
Capital Construction Fund - cash on deposit	110.9	—
Other long-term assets	104.7	84.5
Total assets	$2,073.1	$1,669.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$26.3	$22.0
Other current liabilities	263.9	275.6
Total current liabilities	290.2	297.6
Long-term Liabilities:
Long-term debt	786.1	407.9
Deferred income taxes	335.2	310.5
Other long-term liabilities	202.4	203.2
Total long-term liabilities	1,323.7	921.6

Total shareholders’ equity	459.2	450.6
Total liabilities and shareholders’ equity	$2,073.1	$1,669.8

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash Flows From Operating Activities:
Net income	$61.1	$76.4
Reconciling adjustments:
Depreciation and amortization	71.8	59.1
Deferred income taxes	24.7	31.9
Share-based compensation expense	9.2	9.6
Equity in income of related party Terminal Joint Venture	(9.2)	(13.1)
Distribution from Terminal Joint Venture	—	8.8
Other	2.4	1.4
Changes in assets and liabilities:
Accounts receivable	(0.1)	(11.6)
Deferred dry-docking payments	(43.7)	(14.0)
Deferred dry-docking amortization	27.8	16.8
Prepaid expenses and other assets	(34.6)	(15.2)
Accounts payable and accrued liabilities	10.7	(2.1)
Other liabilities	(32.6)	11.0
Net cash provided by operating activities	87.5	159.0

Cash Flows From Investing Activities:
Capital expenditures	(67.3)	(30.3)
Capitalized vessel construction expenditures	(39.2)	—
Proceeds from disposal of property and equipment	2.2	4.7
Cash deposits into Capital Construction Fund	(123.4)	(77.9)
Withdrawals from Capital Construction Fund	12.5	93.7
Payments for membership interests in Span Alaska, net of cash acquired	(112.8)	—
Payments for Horizon’s common stock, net of cash acquired	—	(29.0)
Net cash used in investing activities	(328.0)	(38.8)

Cash Flows From Financing Activities:
Repayments of debt and capital leases	(13.7)	(13.4)
Proceeds from revolving credit facility	1,275.0	557.0
Repayments of revolving credit facility	(1,080.0)	(439.0)
Payments of financing costs	—	(0.9)
Proceeds from issuance of debt	200.0	—
Repayments of Span Alaska debt	(81.9)	—
Repayments of Horizon debt and redemption of warrants	—	(467.5)
Proceeds from issuance of capital stock	0.6	1.4
Tax withholding related to net share settlements of restricted stock units	(6.8)	(2.9)
Dividends paid	(24.0)	(22.8)
Payments for shares repurchased	(37.8)	—
Net cash provided by (used in) financing activities	231.4	(388.1)

Net Decrease in Cash and Cash Equivalents	(9.1)	(267.9)
Cash and cash equivalents, beginning of the period	25.5	293.4
Cash and cash equivalents, end of the period	$16.4	$25.5

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$15.7	$13.2
Income tax paid	$16.2	$34.2

Non-cash Information:
Capital expenditures included in accounts payable and accrued liabilities	$12.6	$6.1
Capital lease obligations	$—	$1.7

MATSON, INC. AND SUBSIDIARIES

Net Debt to EBITDA and EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

September 30,
(In millions)	2016
Total Debt:	$812.4
Less: Cash and cash equivalents	(16.4)
Capital Construction Fund - cash on deposit	(110.9)
Net Debt	$685.1

EBITDA RECONCILIATION

	Three Months Ended
	September 30,			Last Twelve
(In millions)	2016	2015	Change	Months
Net Income	$25.0	$41.5	$(16.5)	$87.7
Add: Income tax expense	15.2	25.6	(10.4)	52.8
Add: Interest expense	6.0	4.7	1.3	22.3
Add: Depreciation and amortization	24.0	23.3	0.7	95.5
Add: Dry-dock amortization	10.6	5.7	4.9	34.1
EBITDA (1)	$80.8	$100.8	$(20.0)	$292.4

	Nine Months Ended
	September 30,
(In millions)	2016	2015	Change
Net Income	$61.1	$76.4	$(15.3)
Add: Income tax expense	38.4	60.4	(22.0)
Add: Interest expense	17.4	13.6	3.8
Add: Depreciation and amortization	71.3	58.5	12.8
Add: Dry-dock amortization	27.8	16.8	11.0
EBITDA (1)	$216.0	$225.7	$(9.7)

(1)

EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.